As filed with the Securities and Exchange Commission on March 20, 2007

Registration No. 333-[            ]

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MBIA INC.

(Exact name of registrant as specified in its charter)

Connecticut	06-1185706
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

113 King Street

Armonk, New York 10504

(Address of Principal Executive Offices including Zip Code)

Restricted Stock Award Agreement

between MBIA Inc. and Joseph W. Brown

(Full title of the Plan)

Ram D. Wertheim, Esq.

General Counsel and Secretary

113 King Street

Armonk, New York 10504

(914) 765-3945

(Name, address and telephone number of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $1.00 per share	3,000,000 (1)	$10.705 (2)	$32,115,000 (2)	$1,262.12

(1)	Consists of shares of Common Stock to be issued under the Restricted Stock Award Agreement between MBIA Inc. and Joseph W. Brown (the “Agreement”).
(2)	Computed pursuant to Rule 457(h) under the Securities Act of 1933 solely for the purpose of determining the registration fee, based upon an assumed price of $10.705 per share, which is the average of the high and low prices of MBIA Inc. Common Stock on March 17, 2008, as reported on the New York Stock Exchange Consolidated Tape on March 17, 2008.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

Incorporated by reference in this Registration Statement are the following documents heretofore filed by MBIA Inc. (the “Company”) with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

a.	The Company’s latest annual report on Form 10-K filed pursuant to sections 13(a) or 15(d) of the Exchange Act;

b.	All other reports filed by the Company pursuant to sections 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report referred to in (a) above; and

c.	The description of the Company’s Common Stock, par value $1.00 per share (the “Common Stock”), contained in a registration statement filed under the Exchange Act, and any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the dates of filing of such documents.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

None.

Item 6.	Indemnification of Directors and Officers

The Company was incorporated under the laws of the State of Connecticut in 1986. Sections 33-770 through 33-776 of the Business Corporation Act of the State of

Connecticut provide that a corporation may indemnify a director or officer against judgments, fines, penalties, amounts paid in settlement and reasonable expenses actually incurred by him or her, including attorneys’ fees, for actions brought or threatened to be brought against him or her in his or her capacity as a director or officer, other than actions brought by or in the right of the corporation, when it is determined by certain disinterested parties that he or she acted in good faith in a manner he or she reasonably believed to be in the corporation’s best interest (or in the case of conduct not in his or her official capacity, at least not opposed to the best interests of the corporation). In any criminal action or proceeding, it also must be determined that the director or officer had no reasonable cause to believe that his or her conduct was unlawful. A director or officer must be indemnified when he or she is wholly successful on the merits or otherwise in the defense of a proceeding or in circumstances where a court determines that he or she is fairly and reasonably entitled to be indemnified. In connection with shareholder derivative suits, a director or officer may not be indemnified unless he or she is finally adjudged (a) to have met the relevant standard of conduct described above and (b) not to have received a financial benefit to which he or she was not entitled, whether or not he or she was acting in his or her official capacity.

The Company has purchased insurance providing its officers and directors (and their heirs and other legal representatives) coverage against certain liabilities arising from any actual or alleged act, error, omission or breach of duty claimed against them solely by reason of their being such officers and directors, and providing coverage for the Company against its obligation to provide indemnification as required by the above-described statute.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

An Exhibit Index, containing a list of all exhibits filed with this registration statement, is included on page 9.

Item 9.	Undertakings

(a) Rule 415 Offering. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any Prospectus required by section 10(a)(3) of the Securities Act, unless the information is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

(ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement, unless the information is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Subsequent Exchange Act Documents. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Indemnification. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Armonk, State of New York on March 20, 2008.

MBIA INC.

By:	/s/ Ram D. Wertheim
Ram D. Wertheim
Vice President and General Counsel

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

*	Chairman, Chief Executive Officer and Director	March 20, 2008
Joseph W. Brown

*	Vice President and Chief Financial Officer	March 20, 2008
C. Edward Chaplin

*	Assistant Vice President and Controller	March 20, 2008
Douglas C. Hamilton

*	Director	March 20, 2008
David C. Clapp

*	Director	March 20, 2008
David A. Coulter

*	Director	March 20, 2008
Claire L. Gaudiani

*	Director	March 20, 2008
Daniel P. Kearney

*	Director	March 20, 2008
Kewsong Lee

*	Director	March 20, 2008
Laurence H. Meyer

*	Director	March 20, 2008
David M. Moffett

*	Director	March 20, 2008
John A. Rolls

*	Director	March 20, 2008
Richard C. Vaughan

*	Director	March 20, 2008
Jeffery W. Yabuki

*By /s/ Leonard Chubinsky
Leonard Chubinsky
Attorney-in-Fact

Index to Exhibits

Exhibit No.	Description of Exhibit
4.1	Amended and Restated Certificate of Incorporation of the Company, dated May 5, 2005, incorporated by reference to Exhibit 3.1 of the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005.

4.2	Company’s By-laws as Amended as of January 30, 2008, incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed on January 31, 2008.

5	Opinion of Day Pitney LLP as to the legality of securities to be registered (filed herewith).

23.1	Consent of PricewaterhouseCoopers LLP (filed herewith).

23.2	Consent of Day Pitney LLP (included in Exhibit 5).

24	Powers of Attorney (filed herewith).

99	Restricted Stock Award Agreement between MBIA Inc. and Joseph W. Brown incorporated by reference to Exhibit E to the Company’s Preliminary Proxy Statement filed on March 18, 2008.